Exhibit 5.1
[Letterhead of Sullivan & Cromwell LLP]
May 11, 2009
The Goldman Sachs Group, Inc.,
     85 Broad Street,
          New York, New York 10004.
Ladies and Gentlemen:
          In connection with the registration under the Securities Act of 1933 (the “Act”) of 3,125,565 shares (the “Securities”) of voting common stock, par value $0.01 per share (the “Common Stock”), of The Goldman Sachs Group, Inc., a Delaware corporation (the “Company”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of Delaware law, as we have considered necessary or appropriate for the purposes of this opinion.
          Upon the basis of such examination, we advise you that, in our opinion, when the Securities have been duly issued and paid for in accordance with the Company’s Restated Certificate of Incorporation so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and the Securities have been sold as contemplated by the Registration Statement relating to the Securities (the “Registration Statement”), the Securities will be validly issued, fully paid and nonassessable.

The Goldman Sachs Group, Inc.	-2-
          The foregoing opinion is limited to the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
          We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible. We have assumed that the certificates (if any) for the Securities will conform to the specimen thereof examined by us and will be duly countersigned by a transfer agent and duly registered by a registrar of the Common Stock (and that, if the Securities will be issued in uncertificated form, they will be duly recorded by a transfer agent and duly registered by a registrar of the Common Stock).
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the Common Stock” in the prospectus relating to the Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP